UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 14, 2006
Pizza Inn, Inc.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	0-12919 (Commission File Number)	47-0654575 (IRS Employer Identification No.)

3551 Plano Parkway, The Colony, Texas	75056
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (469) 384-5000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
SIGNATURES

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
     On August 14, 2006, Pizza Inn, Inc. (“Company”) and Wells Fargo Bank, N.A. (“Wells Fargo”) entered into a Limited Forbearance Agreement (the “Forbearance Agreement”), under which Wells Fargo has agreed to forbear until October 1, 2006 (the “Forbearance Period”) from exercising its rights and remedies as a result of the Company’s existing defaults under the Third Amended and Restated Loan Agreement between the Company and Wells Fargo dated January 22, 2003 (as amended, the “Loan Agreement”). Wells Fargo and the Company have entered into the Forbearance Agreement to provide the Company with time, during the Forbearance Period, to pursue discussions with Wells Fargo regarding various possible options for refinancing the Company’s indebtedness and liabilities to Wells Fargo under the Loan Agreement.
     On October 19, 2005, the Company provided written notice to Wells Fargo that the Company believed it had failed to comply with certain financial ratio covenants contained in the Loan Agreement as of the close of the Company’s fiscal quarter on September 25, 2005. As a result, an Event of Default (as defined in the Loan Agreement) occurred and continues to exist, but for the forbearance agreement discussed above.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pizza Inn, Inc.

Date: August 17, 2006	By:	/s/ TIMOTHY P. TAFT Timothy P. Taft, Chief Executive Officer